Exhibit 10.8




                                               July 1, 1995



Norman E. Brackett
13 Pillsbury Drive
Scarborough, ME  04074

RE:  CONSULTING AGREEMENT

Dear Norm:

Hannaford Bros. Co. (the "Company") and you have executed a letter agreement dated June 30, 1995, outlining our mutual understanding regarding certain matters, including supplemental retirement benefits which the Company provided to you upon your retirement. This letter sets forth our further understanding regarding certain consulting services that you will provide to the Company following your retirement.

1. CONSULTING SERVICES. Beginning on July 1, 1995, and for so long as this agreement remains in effect, you agree to provide the Company with consulting services relating to supermarket information systems and such other topics as may be requested by the Company's CEO. In no event will such services exceed a total of twenty five (25) consulting sessions, none of which shall exceed one day in length.

2. COMPENSATION; EXPENSES. As compensation for your consulting services hereunder, the Company will pay you the sum of Sixty One Thousand Dollars ($61,000), payable as follows: Eleven Thousand Dollars ($11,000) on July 31, 1995, and Ten Thousand Dollars ($10,000) on the last day of each calendar month thereafter until December 31, 1995. The Company will also reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such services, and upon request by the Company, you agree to provide reasonable written documentation supporting such expenditures.

3. INDEPENDENT CONTRACTOR STATUS. Any services rendered by you pursuant to this paragraph shall be rendered as an independent contractor and not as an employee, partner, joint venturer, or agent of the Company. You further agree that the Company shall have no responsibility to furnish any workers' compensation insurance and that you will provide reasonable amounts of automobile and liability insurance coverage of your own expense. You acknowledge that, in your capacity as an independent contractor, you will not be entitled to any of the employee benefits available to Hannaford associates nor will the Company supply you with an office, secretary, or any other technical or personnel support.

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4.  TERMINATION.  This agreement shall terminate on December 31, 1995.  The
    Company shall have the right to terminate this agreement earlier for cause if it determines, in good faith, that you have breached any provision hereof. In the event the Company elects to terminate this agreement for cause, it will provide you with seven (7) days written notice.

5. MISCELLANEOUS. Upon the written request of either you or the Company, the other party agrees to execute such other documents as you, the Company, and our respective counsel reasonably deem necessary or advisable to implement the terms of this letter. This agreement sets forth the entire agreement between you and the Company regarding any services you may render to the Company hereafter. This agreement may be amended only by a written document signed by both you and the Company and will be governed by the laws of the State of Maine.

If this letter accurately sets forth our understanding and agreement, would you please sign both copies, return one to me, and keep one for your records.

                                           Sincerely yours,

                                           s/Hugh G. Farrington

                                           Hugh G. Farrington
                                           President and
                                           Chief Executive Officer

Seen and agreed to this
7th day of July, 1995.

s/Norman E. Brackett

Norman E. Brackett